Exhibit 99.1

IMMEDIATE RELEASE CONTACTS: Brent Larson, Vice President / CFO 614 822 2330	July 16, 2010 Gene Marbach Makovsky + Company 212 508 9645

NEOPROBE ANNOUNCES 2010 ANNUAL MEETING RESULTS

CEO Provides Business Update

DUBLIN, OHIO – July 16, 2010 – Neoprobe Corporation (OTCBB: NEOP), a diversified developer of innovative oncology surgical and diagnostic products,  announced at its 2010 Annual Meeting of Stockholders that it received the approval of its stockholders to increase the number of authorized shares of the Company from 155 million to 205 million.  In addition, stockholders re-elected Neoprobe President and CEO David C. Bupp, and elected for the first time, Brendan A. Ford and Eric K. Rowinsky, M.D. as Directors of the Company for terms ending at the 2013 Annual Meeting. Stockholders also approved the appointment of BDO Seidman, LLP to act as the Company’s independent registered public accounting firm for 2010.

Mr. Bupp provided stockholders attending the Company’s Annual Meeting with a brief business update.  During his presentation following the formal portion of the meeting, Mr. Bupp reviewed Company activities during the past year, highlighting milestones achieved from 2009 to date:

•	Completion of NEO3-05 Phase 3 Lymphoseek® clinical evaluation in subjects with breast cancer or melanoma;
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Assessment of final clinical data that the NEO3-05 clinical study achieved its primary efficacy endpoint and achieved positive results related to the secondary endpoints, including the finding of pathology-confirmed disease in lymph node tissue;

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Completion of a successful meeting with FDA to review the NEO3-05 Phase 3 clinical study results and discussion of development plans to support a New Drug Application (NDA) submission for Lymphoseek as a lymphatic tissue tracing agent;

•	Submission of a draft Phase 3 clinical study protocol for RIGScan™ CR (NEO2-17) for treatment of colorectal cancer to FDA under the provisions of a Special Protocol Assessment (SPA);
•	Validation of the first lot of Lymphoseek commercial drug product for commercial launch in the United States upon NDA clearance;
•	Introduction of high-energy and wireless laparoscopic probes for our gamma detection device systems;
•	Completion of successful pre-NDA dialogue with FDA on Lymphoseek pre-clinical data;
•	Completion of successful pre-NDA dialogue with FDA on Lymphoseek chemistry, manufacturing and control data;
•	Election of two new Directors to Neoprobe’s Board, bringing significant drug and medical product industry expertise;
•	Completion of exchange transactions that effectively converted all of the Company’s outstanding debt to equity;
•	Preparation of the NDA for Lymphoseek well underway;
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Initiation of the second and third Phase 3 Lymphoseek clinical studies in patients with head and neck squamous cell carcinoma and with breast cancer or melanoma, respectively, to support expanded post-marketing product labeling; and

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•	Achieved revenue increases of 25% in 2009 over 2008 and an increase of 18% for the first six months of 2010 over the same period in 2009.

In conclusion, Mr. Bupp said, “We have made considerable progress in advancing Neoprobe strategic objectives during this year as demonstrated by the numerous milestones we have achieved.  I thank our stockholders for their continuing support of the Company and its business activities.”

Neoprobe will hold a conference call Monday, July 19th at 4:00 PM ET to provide a business update, discuss its product pipeline and provide an update on matters from today’s Annual Meeting of the Company’s stockholders.

Mr. Bupp will be joined on the conference call by Dr. Frederick Cope, Vice President, Pharmaceutical Research and Clinical Development.  The conference call can be accessed as follows:

Conference Call Information
TO PARTICIPATE LIVE:		TO LISTEN TO A REPLAY:
Date: Time: Toll-free (U.S.) Dial in # : International Dial in # :	July 19, 2010 4:00 PM ET (877) 407-8033 (201) 689-8033	Available until: Toll-free (U.S.) Dial in # : International Dial in # : Replay passcode: Account #: Conference ID #:	July 26, 2010 (877) 660-6853 (201) 612-7415 286 353735

About Lymphoseek and RIGScan
Lymphoseek is a proprietary radioactive tracing agent being developed for use in connection with gamma detection devices in a surgical procedure known as Intraoperative Lymphatic Mapping (ILM).  A Phase 3 multi-center clinical trial for Lymphoseek in patients with breast cancer or melanoma has been successfully completed.  A second Phase 3 clinical study to evaluate the efficacy of Lymphoseek as a sentinel lymph node tracing agent in patients with head and neck squamous cell carcinoma and a third Phase 3 clinical study in patients with breast cancer or melanoma to support expanded post-marketing product labeling are underway.  The RIGScan system is a proprietary technology that utilizes tumor-specific radiolabeled antibodies that localize to diseased tissue and where the tissue is identified during the course of a patient’s cancer surgery. The Company has submitted a Phase 3 clinical study protocol for RIGScan to FDA under the provisions of a Special Protocol Assessment and has received a positive assessment of the Phase 3 clinical study design from the centralized European regulatory review body the EMEA.

About Neoprobe
Neoprobe is a biomedical company focused on enhancing patient care and improving patient outcome by meeting the critical intraoperative diagnostic information needs of physicians and therapeutic treatment needs of patients.  Neoprobe currently markets the neoprobe® GDS line of gamma detection systems that are widely used by cancer surgeons.  In addition, Neoprobe holds significant interests in the development of related biomedical systems and radiopharmaceutical agents including Lymphoseek® and RIGScan™ CR.  Neoprobe’s subsidiary, Cira Biosciences, Inc., is also advancing a patient-specific cellular therapy technology platform called ACT.  Neoprobe’s strategy is to deliver superior growth and shareholder return by maximizing its strong position in gamma detection technologies and diversifying into new, synergistic biomedical markets through continued investment and selective acquisitions.  www.neoprobe.com

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Statements in this news release, which relate to other than strictly historical facts, such as statements about the Company’s plans and strategies, expectations for future financial performance, new and existing products and technologies, anticipated clinical and regulatory pathways, and markets for the Company’s products are forward-looking statements  The words “believe,” “expect,” “anticipate,” “estimate,” “project,” and similar expressions identify forward-looking statements that speak only as of the date hereof.  Investors are cautioned that such statements involve risks and uncertainties that could cause actual results to differ materially from historical or anticipated results due to many factors including, but not limited to, the Company’s continuing operating losses, uncertainty of market acceptance of its products, reliance on third party manufacturers, accumulated deficit, future capital needs, uncertainty of capital funding, dependence on limited product line and distribution channels, competition, limited marketing and manufacturing experience, risks of development of new products, regulatory risks and other risks detailed in the Company’s most recent Annual Report on Form 10-KSB and other Securities and Exchange Commission filings.  The Company undertakes no obligation to publicly update or revise any forward-looking statements.